Exhibit 99.1

PRESS RELEASE

For Immediate Release

For more information, contact:  Richard C. White, Chairman, or Stephen P. Marsh, President and CEO, at 802-334-7915

COMMUNITY BANCORP. DECLARES QUARTERLY DIVIDEND

(Derby, VT - April 3, 2009)  Community Bancorp. (OTCBB:CMTV), the parent company of Community National Bank, announced today that the Board of Directors has declared a quarterly cash dividend of $0.12 per common share payable on May 1, 2009 to shareholders of record on April 15, 2009.  This represents a decrease of $0.05 per share from the dividend paid quarterly in 2008.  On an annualized basis, the lower dividend payout would add approximately $890,000 to the Company’s common equity in 2009 before reinvested dividends, further increasing its strong capital and liquidity positions.

Community Bancorp. Chairman Richard C. White said “The decision to reduce our quarterly dividend was carefully considered, given the importance of the dividend to our shareholders, but it was the right decision in light of the weakening economy and the pervasive uncertainty in the financial markets.”  Mr. White added that “It is important for our shareholders to know that we are reducing the dividend and retaining additional capital as a precautionary measure and not from a position of weakness. We are committed to being a source of strength to the communities we serve.”

Commenting on the Board’s action, President and Chief Executive Officer Stephen P. Marsh stated that “In reaching its decision, the Board considered many factors, including the industry-wide special assessment of 20 basis points recently announced by the FDIC, which came on the heels of a general deposit premium increase for 2009.  Although there is some uncertainty about what the final special assessment rate will be, we estimate that it will cost the Company at a minimum $400,000 before taxes, and will reduce our after-tax bottom line by at least $264,000 in 2009.”

At March 31, 2009, the Company and its subsidiary, Community National Bank, maintained regulatory capital ratios in excess of those required to be considered “well capitalized,” the highest capital category.

CEO Marsh added that “We hope to achieve an eventual return to our tradition of maintaining and growing our dividend as soon as feasible, once the economic and regulatory climate has stabilized and is showing clear signs of improvement.  And in the meantime, our shareholders will see the book value of their shares grow as a result of the capital we are conserving.”

Community Bancorp. has paid a dividend every quarter since it was organized in 1983.  Dividends on the Company’s common stock are declared at the discretion of the Board of Directors.

About Community Bancorp.

Community Bancorp. is the parent company of Community National Bank, an independent bank serving its communities since 1851, with offices in the Vermont communities of Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.